Exhibit 2

2013

FOURTH QUARTER RESULTS

CEMEX | LATAM HOLDINGS

Stock Listing Information

Colombian Stock Exchange S.A.

Ticker: CLH

Investor Relations

Patricio Treviño Garza

+57 (1) 603-9823

E-mail: patricio.trevinog@cemex.com

OPERATING AND FINANCIAL HIGHLIGHTS

CEMEX | LATAM HOLDINGS

January – December Fourth Quarter

2013 2012 pro forma % Var. 2013 2012 pro forma % Var.

Consolidated cement volume (thousand of metric tons) 7,357 7,191 2% 1,821 1,758 4%

Consolidated domestic gray cement volume (thousand of metric tons) 6,721 6,612 2% 1,727 1,644 5%

Consolidated ready-mix volume (thousand of cubic meters) 3,237 3,084 5% 795 763 4%

Consolidated aggregates volume (thousand of metric tons) 7,376 6,828 8% 1,920 1,671 15%

Net sales 1,750 1,592 10% 462 404 14%

Gross profit 898 804 12% 230 203 14%

Gross profit margin 51.3% 50.5% 0.8pp 49.8% 50.2% (0.4pp)

Operating earnings before other expenses, net 535 480 12% 130 119 9%

Operating earnings before other expenses, net, margin 30.6% 30.2% 0.4pp 28.1% 29.5% (1.4pp)

Controlling interest net income 264 265 0% 26 88 (70%)

Operating EBITDA 633 548 16% 158 141 12%

Operating EBITDA margin 36.2% 34.4% 1.8pp 34.2% 35.0% (0.8pp)

Free cash flow after maintenance capital expenditures 299 307 (3%) 66 104 (36%)

Free cash flow 256 246 4% 54 77 (29%)

Net debt 1,304 1,557 (16%) 1,304 1,557 (16%)

Total debt 1,381 1,633 (15%) 1,381 1,633 (15%)

Earnings per share 0.47 0.48 0% 0.05 0.16 (70%)

Shares outstanding at end of period 556 556 0% 556 556 0%

Employees 4,383 3,491 26% 4,383 3,491 26%

In millions of US dollars, except percentages, employees, and per-share amounts. Shares outstanding at the end of period are presented in millions.

Consolidated net sales in the fourth quarter of 2013 increased to US$462 million, representing a 14% growth when compared to the fourth quarter of 2012. The increase in net sales during the quarter is mainly explained by higher construction activity driving volume growth in our three products, along with the contribution from our housing solutions projects in Colombia.

Cost of sales as a percentage of net sales increased by 0.4pp during the fourth quarter of 2013 compared with the same period in 2012, from 49.8% to 50.2%. During 2013, cost of sales as a percentage of net sales declined by 0.8pp from 49.5% to 48.7% compared with the pro forma 2012 driven by lower maintenance and fuel costs.

Operating expenses as a percentage of net sales during the fourth quarter of 2013 increased by 0.9pp from 20.8% to 21.7% compared to the same period in 2012, on a pro forma basis. During 2013, operating expenses as a percentage of net sales increased by 0.4pp compared to 2012.

Operating EBITDA during the fourth quarter reached US$158 million, increasing by 12% compared to the pro forma fourth quarter of 2012. This improvement was driven by a positive performance in most of our markets.

Operating EBITDA margin during the fourth quarter declined by 0.8pp, compared to the fourth quarter of 2012 on a pro forma basis. On a year-over-year basis, adjusting for our housing business in Colombia, operating EBITDA margin increased by 0.7pp and by 3.0pp during the fourth quarter and full year 2013, respectively, on a pro forma basis.

Controlling interest net income during the fourth quarter of 2013 reached US$26.4 million.

Total debt at the end of 2013 was US$1,381 million.

Please refer to definition of terms and disclosure for presentation of financial and operating information.

2013 Fourth Quarter Results Page 2

OPERATING RESULTS

CEMEX | LATAM HOLDINGS

Colombia

January – December Fourth Quarter

2013 2012 pro forma % Var. 2013 2012 pro forma % Var.

Net sales 1,025 907 13% 291 235 24%

Operating EBITDA 424 376 13% 119 106 12%

Operating EBITDA margin 41.3% 41.5% (0.2pp) 40.9% 45.1% (4.2pp)

In millions of US dollars, except percentages.

Domestic gray cement Ready-mix Aggregates

Year-over-year percentage variation January – December 2013 Fourth Quarter 2013 January – December 2013 Fourth Quarter 2013 January – December 2013 Fourth Quarter 2013

Volume 1% 9% 8% 6% 9% 23%

Price (USD) 0% (4%) 3% 0% (6%) (16%)

Price (local currency) 5% 2% 8% 6% (2%) (11%)

In Colombia, during the fourth quarter our domestic gray cement, ready-mix and aggregates volumes increased by 9%, 6% and 23% respectively, compared to the same period in 2012. For the full year, our cement, ready-mix and aggregates volumes increased by 1%, 8% and 9%, respectively compared to 2012.

During the quarter, the residential sector continued to be an important driver of demand, supported by the 100-thousand government-sponsored free-home program. The industrial-and-commercial sector also continued its strong performance during the fourth quarter driven by the positive economic outlook, and the trade agreements signed by Colombia.

Panama

January – December Fourth Quarter

2013 2012 pro forma % Var. 2013 2012 pro forma % Var.

Net sales 310 290 7% 72 68 6%

Operating EBITDA 139 126 10% 25 28 (9%)

Operating EBITDA margin 44.9% 43.5% 1.4pp 34.8% 40.7% (5.9pp)

In millions of US dollars, except percentages.

Domestic gray cement Ready-mix Aggregates

Year-over-year percentage variation January – December 2013 Fourth Quarter 2013 January – December 2013 Fourth Quarter 2013 January – December 2013 Fourth Quarter 2013

Volume 3% (1%) 0% 2% 4% (2%)

Price (USD) 2% 5% 10% 11% 8% 5%

Price (local currency) 2% 5% 10% 11% 8% 5%

In Panama, during the fourth quarter our ready-mix volumes increased by 2%, while our cement and aggregates volumes declined by 1% and by 2% respectively, compared to the same period in 2012. During 2013, our cement and aggregates volumes increased by 3% and 4%, respectively, while our ready-mix volumes remained stable compared to 2012.

The residential sector, along with infrastructure led by the Canal expansion project remained the main drivers for cement demand during the year.

Please refer to definition of terms and disclosure for presentation of financial and operating information.

2013 Fourth Quarter Results Page 3

OPERATING RESULTS CEMEX | LATAM HOLDINGS

Costa Rica

January – December Fourth Quarter

2013 2012 pro forma % Var. 2013 2012 pro forma % Var.

Net sales 155 133 16% 38 33 12%

Operating EBITDA 69 53 31% 17 12 40%

Operating EBITDA margin 44.6% 39.6% 5.0pp 45.7% 36.8% 8.9pp

In millions of US dollars, except percentages.

Domestic gray cement Ready-mix Aggregates

Year-over-year percentage variation January –December 2013 Fourth Quarter 2013 January – December 2013 Fourth Quarter 2013 January – December 2013 Fourth Quarter 2013

Volume 8% 20% (8%) (9%) (4%) (8%)

Price (USD) 11% 5% 16% 13% (2%) 2%

Price (local currency) 10% 5% 15% 13% (3%) 2%

In Costa Rica, our cement volumes in the fourth quarter increased by 20%, while our ready-mix and aggregates volumes decreased by 9% and 8%, respectively, on a year-over-year basis. For the full year, our cement volumes increased by 8%, while our ready-mix and aggregates volumes declined by 8% and 4%, respectively, compared to 2012.

During the fourth quarter we continued to see a strong performance in our cement volumes driven by the infrastructure sector. Our ready-mix and aggregates volumes during 2013 were affected by the conclusion of several projects.

Rest of CLH

January – December Fourth Quarter

2013 2012 pro forma % Var. 2013 2012 pro forma % Var.

Net sales 275 277 (1%) 64 71 (9%)

Operating EBITDA 77 73 6% 18 17 5%

Operating EBITDA margin 28.0% 26.3% 1.7pp 27.6% 23.9% 3.7pp

In millions of US dollars, except percentages.

Domestic gray cement Ready-mix Aggregates

Year-over-year percentage variation January – December 2013 Fourth Quarter 2013 January – December 2013 Fourth Quarter 2013 January – December 2013 Fourth Quarter 2013

Volume (1%) (6%) 1% (1%) 29% (7%)

Price (USD) 1% (2%) 5% 3% 10% 3%

Price (local currency) 5% 2% 8% 5% 15% 9%

In the Rest of CLH region, which includes our operations in Nicaragua, Guatemala, El Salvador and Brazil, our domestic gray cement, ready-mix and aggregates volumes during the fourth quarter declined by 6%, 1% and 7%, respectively, compared to the same period in 2012. For the full year, ready-mix and aggregates volumes increased by 1% and 23% respectively, while our cement volumes declined by 1%, compared to 2012.

During the fourth quarter, the positive performance in our cement volumes in Nicaragua and El Salvador, was offset by weak demand conditions in our operations in Brazil and Guatemala.

Please refer to definition of terms and disclosure for presentation of financial and operating information.

2013 Fourth Quarter Results Page 4

OPERATING EBITDA, FREE CASH FLOW AND DEBT RELATED INFORMATION CEMEX | LATAM HOLDINGS

Operating EBITDA and free cash flow

January – December Fourth Quarter

2013 2012 pro forma % Var 2013 2012 pro forma % Var

Operating earnings before other expenses, net 535 480 12% 130 119 9%

+ Depreciation and operating amortization 98 68 28 22

Operating EBITDA 633 548 16% 158 141 12%

- Net financial expense 114 117 27 35

- Capital expenditures for maintenance 51 41 29 24

- Change in working capital 35 21 (8) (35)

- Taxes paid 118 70 33 27

- Other cash items (net) 16 (8) 11 (14)

Free cash flow after maintenance capital expenditures 299 307 (3%) 66 104 (36%)

- Strategic capital expenditures 43 62 12 27

Free cash flow 256 246 4% 54 77 (29%)

In millions of US dollars.

The free cash flow generated during the quarter was mainly used to reduce debt.

Information on Debt

Fourth Quarter Third Quarter Fourth Quarter

2013 2012 % Var 2013 2013 2012

Total debt (1) 1,381 1,633 (15%) 1,424 Currency denomination

Short-term 19% 8% 12% US dollar 98% 98%

Long – Term 81% 92% 88% Colombian peso 2% 2%

Cash and cash equivalents 77 76 1% 79 Interest rate

Net debt 1,304 1,557 (16%) 1,345 Fixed 81% 85%

Variable 19% 15%

In millions of US dollars, except percentages.

(1)Includes capital leases, in accordance with International Financial Reporting Standards (IFRS).

Please refer to definition of terms and disclosure for presentation of financial information.

2013 Fourth Quarter Results Page 5

OPERATING RESULTS

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
(Thousands of U.S. Dollars, except per share amounts)

	January – December			Fourth Quarter		
INCOME STATEMENT	2013	2012 pro forma	% Var.	2013	2012 pro forma	% Var.
Net Sales	1,750,116	1,591,748	10%	462,351	403,803	14%
Cost of Sales	(852,161)	(787,930)	(8%)	(231,931)	(200,907)	(15%)
Gross Profit	**897,955**	**803,818**	**12%**	**230,420**	**202,896**	**14%**
Operating Expenses	(362,659)	(323,804)	(12%)	(100,549)	(83,872)	(20%)
Operating Earnings Before Other Expenses, Net	**535,296**	**480,014**	**12%**	**129,871**	**119,024**	**9%**
Other expenses, Net	(15,742)	(2,885)	(446%)	(11,068)	(1,012)	(994%)
Operating Earnings	**519,554**	**477,129**	9%	**118,803**	**118,012**	1%
Financial Expenses	(113,763)	(117,262)	3%	(26,977)	(38,016)	29%
Other Income (Expenses), Net	(3,228)	50,314	N/A	1,681	28,261	(94%)
Net Income Before Income Taxes	**402,563**	**410,181**	(2%)	**93,507**	**108,257**	(14%)
Income Tax	(137,837)	(144,535)	5%	(67,350)	(19,775)	(241%)
Consolidated Net Income	**264,726**	**265,646**	(0%)	**26,157**	**88,482**	(70%)
Non-controlling Interest Net Income	(624)	(847)	(26%)	263	(683)	N/A
CONTROLLING INTEREST NET INCOME	**264,102**	**264,799**	(0%)	**26,420**	**87,799**	(70%)
Operating EBITDA	**632,681**	**547,621**	**16%**	**158,268**	**141,202**	**12%**
Earnings per share	**0.47**	**0.48**	(0%)	**0.05**	**0.16**	(70%)

BALANCE SHEET	As of Dec 31 2013	As of Dec 31 2012
Total Assets	**3,836,312**	**3,937,989**
Cash and Temporary Investments	76,691	75,902
Trade Accounts Receivables	164,195	97,128
Other Receivables	86,022	63,506
Inventories	103,683	93,147
Other Current Assets	19,227	21,209
Current Assets	449,818	350,893
Fixed Assets	1,205,574	1,229,803
Other Assets	2,180,920	2,357,293
Total Liabilities	**2,478,332**	**2,712,371**
Current Liabilities	641,873	463,042
Long-Term Liabilities	1,824,316	2,230,085
Other Liabilities	12,143	19,245
Consolidated Stockholders' Equity	**1,357,980**	**1,225,618**
Non-controlling Interest	14,989	6,334
Stockholders' Equity Attributable to Controlling Interest	1,342,991	1,219,285

Please refer to definition of terms and disclosure for presentation of financial information.

2013 Fourth Quarter Results Page 6

OPERATING RESULTS

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
(Millions of Colombian Pesos in nominal terms, except per share amounts)

INCOME STATEMENT	January – December 2013	2012 pro forma	% Var.	Fourth Quarter 2013	2012 pro forma	% Var.
Net Sales	3,289,388	2,863,117	15%	885,060	729,006	21%
Cost of Sales	(1,601,659)	(1,417,269)	(13%)	(443,976)	(362,708)	22%
Gross Profit	**1,687,729**	**1,445,848**	**17%**	**441,084**	**366,298**	**20%**
Operating Expenses, net	(681,627)	(582,434)	(17%)	(192,477)	(151,417)	(27%)
Operating Earnings Before Other Expenses, Net	**1,006,102**	**863,414**	**17%**	**248,607**	**214,881**	**16%**
Other Expenses, Net	(29,587)	(5,189)	(470%)	(21,187)	(1,827)	(1,060%)
Operating Earnings	**976,515**	**858,225**	**14%**	**227,420**	**213,054**	**7%**
Financial Expenses	(213,820)	(210,922)	(1%)	(51,641)	(68,632)	25%
Other Income (Expenses) Financial, net	(6,067)	90,501	107%	3,218	51,021	94%
Net Income Before Income Taxes	**756,628**	**737,804**	**3%**	**178,997**	**195,443**	**(8%)**
Income Tax	(259,068)	(259,979)	0%	(128,925)	(35,701)	(261%)
Consolidated Net Income	**497,560**	**477,825**	**4%**	**50,072**	**159,742**	**(69%)**
Non-controlling Interest Net Income	(1,173)	(1,524)	(23%)	503	(1,233)	(141%)
CONTROLLING INTEREST NET INCOME	**496,387**	**476,301**	**4%**	**50,575**	**158,509**	**(68%)**
Operating EBITDA	**1,189,140**	**985,020**	**21%**	**302,966**	**254,919**	**19%**
Earnings per share	**892.69**	**856.57**	**4%**	**91**	**285**	**(68%)**

BALANCE SHEET	As of Dec 31 2013	As of Dec 31 2012
Total Assets	**7,391,922**	**6,963,269**
Cash and Temporary Investments	147,771	134,212
Trade Accounts Receivables	316,376	171,745
Other Receivables	165,750	112,293
Inventories	199,780	164,705
Other Current Assets	37,047	37,503
Current Assets	866,724	620,458
Fixed Assets	2,322,936	2,174,575
Other Assets	4,202,262	4,168,236
Total Liabilities	**4,775,325**	**4,796,098**
Current Liabilities	1,236,780	818,765
Long-Term Liabilities	3,515,147	3,943,303
Other Liabilities	23,398	34,030
Consolidated Stockholders' Equity	**2,616,597**	**2,167,171**
Non-controlling Interest	28,882	11,199
Stockholders' Equity Attributable to Controlling Interest	2,587,715	2,155,972

Please refer to definition of terms and disclosure for presentation of financial information.

2013 Fourth Quarter Results Page 7

OPERATING RESULTS

CEMEX LATAM HOLDINGS

Operating Summary per Country

In thousands of U.S. dollars. EBITDA margin as a percentage of net sales.

January – December Fourth Quarter

NET SALES 2013 2012 pro forma % Var. 2013 2012 pro forma % Var.

Colombia 1,025,201 907,477 13% 290,532 234,551 24%

Panama 310,116 289,795 7% 72,462 68,425 6%

Costa Rica 154,819 132,893 16% 37,578 33,405 12%

Rest of CLH 275,062 276,588 (1%) 64,474 70,914 (9%)

Others and intercompany eliminations (15,082) (15,005) 1% (2,695) (3,492) (23%)

TOTAL 1,750,116 1,591,748 10% 462,351 403,803 14%

GROSS PROFIT

Colombia 550,730 506,343 9% 151,365 134,287 13%

Panama 154,911 138,907 12% 30,193 28,893 4%

Costa Rica 84,335 69,879 21% 20,801 16,917 23%

Rest of CLH 96,886 89,219 9% 23,087 21,941 5%

Others and intercompany eliminations 11,093 (530) N/A 4,974 858 480%

TOTAL 897,955 803,818 12% 230,420 202,896 14%

OPERATING EARNINGS BEFORE OTHER EXPENSES, NET

Colombia 385,983 346,722 11% 104,921 96,531 9%

Panama 121,574 108,552 12% 20,925 23,353 (10%)

Costa Rica 61,447 44,895 37% 15,230 10,541 44%

Rest of CLH 71,989 66,360 8% 16,548 15,625 6%

Others and intercompany eliminations (105,697) (86,515) 22% (27,753) (27,026) 3%

TOTAL 535,296 480,014 12% 129,871 119,024 9%

OPERATING EBITDA

Colombia 423,525 376,317 13% 118,842 105,731 12%

Panama 139,182 125,994 10% 25,252 27,838 (9%)

Costa Rica 69,054 52,681 31% 17,155 12,278 40%

Rest of CLH 76,903 72,708 6% 17,779 16,959 5%

Others and intercompany eliminations (75,983) (80,079) (5%) (20,760) (21,604) (4%)

TOTAL 632,681 547,621 16% 158,268 141,202 12%

OPERATING EBITDA MARGIN

Colombia 41.3% 41.5% 40.9% 45.1%

Panama 44.9% 43.5% 34.8% 40.7%

Costa Rica 44.6% 39.6% 45.7% 36.8%

Rest of CLH 28.0% 26.3% 27.6% 23.9%

TOTAL 36.2% 34.4% 34.2% 35.0%

Please refer to definition of terms and disclosure for presentation of financial information.

2013 Fourth Quarter Results

OPERATING RESULTS

CEMEX LATAM HOLDINGS

Volume Summary

CLH volume summary

Cement and aggregates: Thousands of metric tons.

Ready-mix: Thousands of cubic meters.

January – December Fourth Quarter

2013 2012 % Var. 2013 2012 % Var.

Total cement volume 1 7,357 7,191 2% 1,821 1,758 4%

Total domestic gray cement volume 6,721 6,612 2% 1,727 1,644 5%

Total ready-mix volume 3,237 3,084 5% 795 763 4%

Total aggregates volume 7,376 6,828 8% 1,920 1,671 15%

Per-country volume summary

January - December Fourth Quarter Fourth Quarter 2013 Vs.

DOMESTIC GRAY CEMENT VOLUME 2013 Vs. 2012 2013 Vs. 2012 Third Quarter 2013

Colombia 1% 9% 3%

Panama 3% (1%) (12%)

Costa Rica 8% 20% 3%

Rest of CLH (1%) (6%) (0%)

READY-MIX VOLUME

Colombia 8% 6% (12%)

Panama (0%) 2% (16%)

Costa Rica (8%) (9%) (24%)

Rest of CLH 1% (1%) 1%

AGGREGATES VOLUME

Colombia 9% 23% (5%)

Panama 4% (2%) (14%)

Costa Rica (4%) (8%) (19%)

Rest of CLH 29% (7%) (13%)

1 Consolidated cement volume includes domestic and export volume of gray cement, white cement, special cement, mortar and clinker.

Please refer to definition of terms and disclosure for presentation of operating results.

2013 Fourth Quarter Results

OPERATING RESULTS

CEMEX LATAM HOLDINGS

Price Summary

Variation in U.S. Dollars

January - December Fourth Quarter Fourth Quarter 2013 Vs.

DOMESTIC GRAY CEMENT PRICE 2013 Vs. 2012 2013 Vs. 2012 Third Quarter 2013

Colombia 0% (4%) (0%)

Panama 2% 5% 1%

Costa Rica 11% 5% (3%)

Rest of CLH (*) 1% (2%) (1%)

READY-MIX PRICE

Colombia 3% (0%) (0%)

Panama 10% 11% (3%)

Costa Rica 16% 13% 1%

Rest of CLH (*) 5% 3% (2%)

AGGREGATES PRICE

Colombia (6%) (16%) (8%)

Panama 8% 5% 0%

Costa Rica (2%) 2% (2%)

Rest of CLH (*) 10% 3% (2%)

Variation in Local Currency

January - December Fourth Quarter Fourth Quarter 2013 Vs.

DOMESTIC GRAY CEMENT PRICE 2013 Vs. 2012 2013 Vs. 2012 Third Quarter 2013

Colombia 5% 2% (0%)

Panama 2% 5% 1%

Costa Rica 10% 5% (3%)

Rest of CLH (*) 5% 2% (2%)

READY-MIX PRICE

Colombia 8% 6% (0%)

Panama 10% 11% (3%)

Costa Rica 15% 13% 1%

Rest of CLH (*) 8% 5% (2%)

AGGREGATES PRICE

Colombia (2%) (11%) (8%)

Panama 8% 5% 0%

Costa Rica (3%) 2% (2%)

Rest of CLH (*) 15% 9% (1%)

(*) Volume weighted-average price.

Please refer to definition of terms and disclosure for presentation of operating results.

2013 Fourth Quarter Results

OTHER ACTIVITIES AND INFORMATION

CEMEX LATAM HOLDINGS

CEMEX Latam Holdings opens new cement grinding plant in Colombia

On November 25, 2013, CLH announced that it opened a new cement grinding plant, located in the municipality of Clemencia in the Caribbean coast in Colombia. This grinding facility represented an investment of approximately U.S.$50 million and has an annual production capacity of 450,000 metric tons of cement.

The plant, which during its construction phase generated 500 indirect jobs, operates using modern and efficient technology with high quality and environmental standards. This facility supplies cement to the markets on the Caribbean coast in Colombia.

Carlos Jacks, CEO of CLH said: “This investment reflects our commitment to participate in the development of Colombia creating new job opportunities and increasing well-being in our communities. With the construction of this grinding facility we are enhancing our position in a region with attractive growth prospects supported by high levels of construction activity.”

The municipality of Clemencia and neighboring communities will also benefit from several social initiatives like Bloqueras Solidarias, a program intended to reduce poverty levels by offering a social solution for families to improve or build their house with concrete blocks manufactured by them; the program for the improvement of infrastructure in the community; the program Sembrando Futuro, focused on environmental restoration; the construction of a community center; community training and education programs, among others.

2013 Fourth Quarter Results

DEFINITIONS OF TERMS AND DISCLOSURES

Methodology for translation and presentation of results

Under IFRS, CLH reports its consolidated results in its functional currency, which is the US Dollar, by translating the financial statements of foreign subsidiaries using the corresponding exchange rate at the reporting date for the balance sheet and the corresponding exchange rates at the end of each month for the income statement.

For the reader's convenience, Colombian peso amounts for the consolidated entity are calculated by converting the US dollar amounts using the closing COP/US$ exchange rate at the reporting date for balance sheet purposes, and the average COP/US$ exchange rate for the corresponding period for income statement purposes. The exchange rates used to convert: (i) the balance sheet as of December 31, 2013 was $1,926.83 Colombian pesos per US dollar, and (ii) the consolidated results for the fourth quarter of 2013 and pro forma result for the fourth quarter of 2012 were $1,914.26 and $1,805.35 Colombian pesos per US dollar, respectively.

Per-country/region selected financial information of the income statement is presented before corporate charges and royalties which are included under "other and intercompany eliminations."

Consolidated and combined financial information

When reference is made to consolidated financial information means the financial information of CLH together with its consolidated subsidiaries. When reference is made to combined financial information means the financial information of CLH's subsidiaries on a combined basis.

Presentation of financial and operating information

Individual information is provided for Colombia, Panama and Costa Rica.

Countries in Rest of CLH include Nicaragua, Guatemala, El Salvador and Brazil.

Pro forma financial information included in the report

CLH was incorporated during the second quarter of 2012 for purposes of the initial equity offering concluded on November 15, 2012. For accounting purposes, the group reorganization pursuant to which CLH acquired its consolidated subsidiaries was effective July 1, 2012. As a result, CLH has no historical consolidated financial information for the first and second quarter of 2012.

For convenience of the reader, and in order to present comprehensive comparative operating information for the three and twelve-month periods ended December 31, 2013, CLH prepared pro forma selected consolidated income statement information for the three and twelve-month periods ended December 31, 2012, intended in all cases and to the extent possible, to present the operating performance of CLH on a like-to-like basis.

Pro forma 2012 and fourth quarter 2012: CLH selected consolidated income statement information for the three and twelve-months periods ended December 31, 2012, was determined by reflecting the original results of the operating subsidiaries for three and twelve-month periods ended December 31, 2012. In addition, in connection with the 5% corporate charges and royalties agreements entered into by CLH with CEMEX and that was executed during the last quarter of 2012 with retroactive effects for full year 2012, the consolidated pro forma condensed income statement information of CLH for the three and twelve-month periods ended December 31, 2012 was adjusted to reflect the 5% consolidated corporate charges and royalties.

Exchange rates	January – December		January – December		Fourth quarter	
	2013 Closing	2012 Closing	2013 Average	2012 Average	2013 Average	2012 Average
Colombian peso	1,926.83	1,768.23	1,879.53	1,798.73	1,914.26	1,805.35
Panama balboa	1	1	1	1	1	1
Costa Rica colon	507.80	514.32	505.89	508.28	506.32	506.91
Euro	0.7268	0.7576	0.7511	0.7750	0.7300	0.7665

Amounts provided in units of local currency per US dollar.

2013 Fourth Quarter Results Page 12

DEFINITIONS OF TERMS AND DISCLOSURES

CEMEX LATAM HOLDINGS

Pro forma Earnings per Share (“Pro forma EPS”)

CLH was incorporated in April 2012 and its relevant share capital was contributed by CEMEX España on July 31, 2012 and by third-party investors on November 6, 2012. Therefore, there are no regular quarterly periods for 2012 in order to determine the average number of shares outstanding as indicated under IFRS for purposes of presenting Earnings per Share amounts.

Volumes and prices

Considering the limitations of historical information described above, CLH changes in volumes and prices, presented for convenience of the reader, consider volumes and average prices on a pro forma basis for the year ended December 31, 2012.

Definition of terms

Free cash flow equals operating EBITDA minus net interest expense, maintenance and strategic capital expenditures, change in working capital, taxes paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation).

Maintenance capital expenditures investments incurred for the purpose of ensuring the company’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or company policies.

Net debt equals total debt minus cash and cash equivalents.

Operating EBITDA equals operating earnings before other expenses, net, plus depreciation and operating amortization.

pp equals percentage points.

Strategic capital expenditures investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs.

Working capital equals operating accounts receivable (including other current assets received as payment in kind) plus historical inventories minus operating payables.

2013 Fourth Quarter Results